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                          MANAGEMENT SERVICES AGREEMENT


         AGREEMENT by and between Sharp Management, LLC, , a New York limited liability company (together with its successors and permitted assigns, "Sharp"), and Whitestone Group, LLC, New York, New York, a New York limited liability company (together with its successors and permitted assigns, "Whitestone"), dated as of this __ day of November, 1999.

         WHEREAS, Whitestone, an affiliate of Sharp , has developed expertise in and facilities to provide certain management services; and

         WHEREAS, the Sharp and its owners desires to take advantage of the experience and facilities of Whitestone in order to improve the functioning of Sharp, consolidate management functions and economic value in Whitestone and to take advantage of efficiencies of scale;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. GENERAL MANAGEMENT SERVICES

         Whitestone agrees to provide general management services to Sharp, including:

                  (a) investment and management of cash on hand of Sharp pending investment, in accordance with policies established by Sharp;
                  (b) monitoring safekeeping and custody services provided by other parties with respect to Sharp's assets;
                  (c) cooperating fully with Sharp and its outside auditors with respect to Sharp's audit function;
                  (d) administration of benefit plans that may be implemented by
                      Sharp for its officers;
                  (e) administration of payroll and payroll taxes, if any;
                  (f) all other management or administrative functions necessary for the operations of Sharp and
                  (g) all other services incident to the foregoing.

         In providing such services, Whitestone will comply with all written policies and procedures established by Sharp.

2. LENDING AND LOAN AND INVESTMENT MANAGEMENT SERVICES

         Whitestone agrees to provide investing, lending and loan management services to Sharp, including:

                  (a) providing credit analysis and underwriting services and advice regarding investments and loans proposed to be extended by Sharp;
                  (b) preparation of investment and loan contracts and other documents in connection with transactions managed by Sharp;

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                  (c) establishing and maintaining investment and loan
                      documentation files, including, among other things, credit files and collateral files;
                  (d) collecting and maintaining current financial statements for investee companies and borrowers and other information, documents and reports required by loan agreements or Sharp policies;
                  (e) reviewing credit files and loan documentation at loan
                      origination, and acting to correct exceptions to Sharp loan policies;
                  (f) collecting and remitting payments as directed by Sharp;
                  (g) preparing and mailing borrower bills and notices;
                  (h) conducting collection activities in connection with
                      delinquent accounts, and providing to Sharp periodic reports with respect to its collection activities as well as recommendations regarding delinquent accounts;
                  (i) periodically reviewing investments, loans and loan
                      documentation for compliance with investment contracts, loan terms and loan policies according to compliance covenants and schedules established by mutual agreement, and reporting the results of these reviews to Sharp;
                  (j) monitoring the insurance coverage of property securing loans for compliance with requirements of the loan terms and Sharp's policies, and attempting to cure any noncompliance;
                  (k) providing information in response to inquiries from
                      borrowers and investee companies, and otherwise performing routine customer services with respect to the investments and loans;
                  (l) providing advice to the Managing Members of Sharp
                      regarding investing, lending and related policies; and
                  (m) providing any other services incident to the foregoing.

         Sharp will provide such powers of attorney, evidences of authority or other documents as are necessary and appropriate to allow Whitestone to perform the lending, investing and loan management services pursuant to this Agreement.

         In providing such services, Whitestone will comply with the written policies and procedures established by Sharp relating to investment and loan policies, procedures and monitoring, and other matters bearing on the investment and loan management services to be provided by Whitestone pursuant to this Agreement. The investing, lending and loan management services provided by Whitestone hereunder will be subject to the direction and supervision of such officers of Sharp that are assigned responsibility for such activities.

3. REGULATORY COMPLIANCE SERVICES

         Whitestone agrees to provide regulatory compliance services to Sharp, including:

                  (a) preparing any and all applications for permits necessary for Sharp to conduct its business;
                  (b) preparing all regulatory reports or information required to be filed by Sharp with any applicable regulatory authority;
                  (c) maintaining all records and data required by applicable law to be maintained by Sharp with respect to its operations;

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                  (d) cooperating fully with Sharp with respect to examinations of Sharp's operations by applicable regulatory authorities; and
                  (e) providing all other services incident thereto.

4. SAME DEGREE OF CARE; BEST EFFORTS

         In performing services pursuant to this Agreement, Whitestone will use its best efforts and exercise the same degree of care and effort it would exercise with respect to its own functions of a like nature, and at a minimum will cause its officers and employees to devote sufficient time, attention and resources to the affairs of Sharp as to the management and conduct of the business in a manner consistent with the best practices of the industry and will not give preference or priority with respect to such matters over any other entity for which it provides the same or similar services as to Sharp. However, in no way does this Agreement provide any incidence of control, either directly or indirectly, of any investment decisions of Sharp.

5. PAYMENT; REIMBURSEMENT OF EXPENSES

         In consideration of the services to be performed by Whitestone pursuant to this Agreement, Sharp will pay an annual fee , in four equal quarterly installments. Such annual fee shall be an amount equal to Sharp's annual gross receipts less the amount of $70,000.00; quarterly installments shall be paid in arrears and shall be based upon estimates of expected annual revenues and adjusted within 45 days of the conclusion of each fiscal year. The annual fee for any one-year term in which a cancellation of this Agreement is effective will be calculated by multiplying the total annual fee set forth above, by a fraction, the numerator of which is the number of days in the term of this Agreement prior to the effective date of the cancellation, and the denominator of which is 365.

         Sharp will reimburse Whitestone for all direct, out-of-pocket expenses incurred by Whitestone in connection with the services provided pursuant to this Agreement. Sharp promptly will pay such bills, invoices, or the like, delivered to it for payment by Whitestone or such other person who has rendered goods or services in connection with the performance by Whitestone of services pursuant to this Agreement and Whitestone will have no liability with respect to payment for any such bills.

6. TERM OF AGREEMENT; CANCELLATION; RENEWALS

         The term of this Agreement will be one year, and either party may cancel this Agreement at any time, effective ten days following the delivery of written notice to the other party.

7. AMENDMENTS, WAIVERS

         All amendments or waivers of the provisions of this Agreement must be in writing.

8. INDEMNIFICATION

         Sharp and any successor agrees to indemnify and hold (a) Whitestone, and (b) its officers, employees, and agents (to the extent serving in such capacity, each such person an "Indemnified Party"), harmless against all losses, claims, damages, expenses, or liabilities, joint or several, to which Whitestone or an Indemnified Party may become subject in any way related to or arising out


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of the performance by Whitestone of services rendered pursuant to this
Agreement. In addition, Sharp agrees to reimburse Whitestone and the Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability or any action in respect thereof, including, without limitation, losses, claims, damages, expenses, liabilities, costs, or expenses arising out of any dispute whether or not Whitestone is a party to such dispute; provided, however, that Sharp shall not be liable under the foregoing indemnity agreement with respect to any loss, claim, damage, expense, or liability to the extent that a court having jurisdiction over such matters shall have determined by a final judgement that such loss, claim, damage, expense, or liability resulted primarily from the willful misconduct or gross negligence of or violation of law by Whitestone or the Indemnified Party. In regards to any legal expenses incurred by Whitestone in connection with this indemnification, Sharp shall only be liable for the expenses of one attorney unless such attorney determines, in his/her judgment, that he/she cannot represent both parties under applicable law or ethical rules. This indemnification agreement will remain in effect regardless of any termination of this Agreement.

9. AUDIT; EXAMINATION AND COPIES

         Whitestone agrees to cooperate fully with Sharp or its designee in connection with Sharp's audit functions or with regard to examinations by regulatory authorities. Sharp acknowledges that Whitestone is not responsible under this Agreement for providing audit services or for auditing Sharp's records or data.

           Whitestone will permit Sharp or its authorized representatives, at any time during Whitestone's business hours but with three days' written notice, to examine all books and records relating to the services provided under this Agreement and meet with any officers, employees, and independent accountants to discuss affairs, finances and accounts of Sharp and/or Whitestone. Whitestone will keep satisfactory books and records pertaining to the services, and will permit Sharp or its representatives, at Sharp's expense, to make a photostatic or other copies of such of these records as it or they may desire.

10. NO IMPERMISSIBLE TYING ARRANGEMENTS

         Neither party hereto has entered this Agreement or fixed or varied the terms of this Agreement based upon the provision of other services, goods, or credit from either party or based upon either party's not obtaining services, goods, or credit from another person.

11. SEVERABILITY

         If any provision of the Agreement is invalid or enforceable then, to the extent possible, all of the remaining provision of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.


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12. CHOICE OF LAWS


         This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York, including the choice of law rules thereof.

13. COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original.

14. ENTIRE AGREEMENT

         This Agreement embodies the entire agreement of the parties in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the parties hereto.

15. SUCCESSORS AND ASSIGNS

         This Agreement may not be assigned by Whitestone without the written consent of Sharp, the Insurer and the Certified Investors. This Agreement shall be binding on the successors and assigns of the parties hereto.

16. TITLES; DEFINED TERMS

         Titles and subtitles are for convenience of reference only. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Note and Warrant Purchase Agreements dated as of September 30, 1999.

17. NOTICES

         Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by registered mail, postage prepaid or courier service to its address as it shall hereafter furnish in writing to the other. All such notices and other communication shall be deemed given on the date received by the addressee.

                            [Signature Page follows]







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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.


                                        SHARP MANAGEMENT, LLC

Attest:


                                        By:
-----------------------------               ------------------------------------
                                        Title:  Managing Member



                                        WHITESTONE GROUP, LLC

Attest:


                                        By:
-----------------------------               ------------------------------------
                                        Title:  Managing Member





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